UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 16, 2008

BIGSTRING CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-51661	20-0297832
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Harding Road, Suite E, Red Bank, New Jersey	07701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (732) 741-2840

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange  Act (17 CFR 240.13e-4 (c))

Section 1 – Registrant’s Business and Operations

Item 1.01.       Entry into a Material Definitive Agreement.

As previously reported by BigString Corporation (“BigString”) on Form 8-K, on August 25, 2008, BigString closed on a financing with Dwight Lane Capital, LLC, a limited liability company in which Todd M. Ross, a director of BigString, has an interest, and Marc W. Dutton, a director of BigString.  In connection with such financing, BigString issued non-negotiable convertible promissory notes (the “Notes”) in the aggregate principal amount of $250,000.  On December 17, 2008, BigString paid the Notes in-full, including accrued interest thereon in the aggregate amount of $9,328, using a portion of the proceeds BigString received under the New Jersey Economic Development Authority (the “NJEDA”) Technology Business Tax Certificate Transfer Program, discussed below.

Section 2 – Financial Information

Item 2.03. –	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As provided under Item 1.01 above, on December 17, 2008, BigString paid the above described Notes in-full, including accrued interest thereon in the aggregate amount of $9,328, using a portion of the proceeds BigString received under the NJEDA Technology Business Tax Certificate Transfer Program, discussed below.

Section 8 – Other Events

Item 8.01.	Other Events.

On December 16, 2008, BigString received net proceeds of $428,137 from a third party related to the sale of $482,480 of BigString’s transferable tax benefits for the State of New Jersey under the NJEDA Technology Business Tax Certificate Transfer Program.  This program enables approved, unprofitable technology and biotechnology companies based in the State of New Jersey to sell their unused net operating loss carryovers and unused research and development tax credits to unaffiliated, profitable corporate taxpayers in the State of New Jersey for at least 75% of the value of the tax benefits.  As provided above, BigString used a portion of these proceeds to pay off the principal and accrued interest under the aforementioned Notes.  BigString intends to use the remainder of the proceeds primarily for working capital purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGSTRING CORPORATION
(Registrant)

	By:	/s/ Darin M. Myman
Darin M. Myman
President and Chief Executive Officer
Date: December 22, 2008